Exhibit 6.1

ADVISORY MANAGEMENT AGREEMENT

This Agreement is made this 25th day of October, 2022, by and between DAKOTA REAL ESTATE INVESTMENT TRUST (“the Trust”) and DAKOTA REIT MANAGEMENT, LLC (“Advisor”).

Whereas, the Trust is the General Partner of Dakota UPREIT (“UPREIT”) and is responsible for the day-to-day management of UPREIT and the management of UPREIT’s investments; and

Whereas, Advisor was formed for the purpose of providing management services to the Trust; and

Whereas the Trust desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities set forth below, on behalf of and subject to the supervision of the Trustees of the Trust, all as provided in this agreement; and

Whereas, the Advisor is willing to undertake to render such services, subject to the supervision of the Trustees, on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual promises contained and other good and sufficient consideration, the receipt of which is acknowledged, the parties agree as follows:

1. Definitions. As used in this agreement, the following terms have the meanings set forth below:

(a) “Affiliate” includes any of the following: (a) any person directly or indirectly owning, controlling or holding, with power to vote ten percent or more of the outstanding voting securities of such other person; (b) any person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by or under common control with such other person; (d) any executive officer, director, trustee or general partner of such other person; or (e) any legal entity for which such person acts as an executive officer, director, trustee or general partner.

(b) “Declaration of Trust” shall mean the declaration of trust, by-laws, certificate, articles of incorporation or other governing instrument, as amended or restated, pursuant to which the Trust is organized.

(c) “Fiscal year” shall mean a twelve-month period ending on December 31st.

(d) “Independent Trustees” shall mean the Trustees of the Trust who are not associated and have not been associated within the last two years, directly or indirectly, with the Sponsor or Advisor of the Trust.

(i) A Trustee shall be deemed to be associated with the Sponsor or Advisor if he or she: (A) owns an interest in the Sponsor, Advisor, or any of their Affiliates; or (B) is employed by the Sponsor, Advisor or any of their Affiliates, or (C) is an officer or director of the Sponsor, Advisor, or any of their Affiliates; or (D) performs services, other than as a Trustee, for the Trust; or (E) is a Trustee for more than three REITS organized by the Sponsor or advised by the Advisor; or (F) has any material business or professional relationship with the Sponsor, Advisor, or any of their Affiliates.

(ii) For purposes of determining whether or not the business or professional relationship is material, the gross revenue derived by the prospective Independent Trustee from the Sponsor and Advisor and Affiliates shall be deemed material per se if it exceeds 5% of the prospective Independent Trustee’s: (A) annual gross revenue, derived from all sources, during either of the last two years; or (B) net worth, on a fair market value basis.

(iii) An indirect relationship shall include circumstances in which a Trustee’s spouse, parents, children, siblings, mothers-or-fathers-in-law, sons-or-daughters-in-law, or brothers-or-sisters-in-law is or has been associated with the Sponsor, Advisor, any of their Affiliates, or the Trust.

(e) “Invested assets” shall mean the current market value of the assets of the Trust invested, directly or indirectly, in real estate assets, before reserves for depreciation or bad debts or other similar non-cash reserves.

(f) “Net Assets” shall mean the total assets (other than intangibles) at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.

(g) “Net Invested Assets” shall mean the total assets at cost (other than non-interest-bearing cash accounts, non-interest-bearing receivables, and prepaid expenses) less total liabilities.

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(h) “Net Income” shall mean, for any period, total revenues applicable to such period, less the expenses applicable to such period other than additions to reserves for depreciation or other similar non-cash reserves. Net income, for purposes of calculating total operating expenses shall exclude the gain from the sale of the REIT’s assets.

(i) “Person” shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, Trusts, banks, Trust companies, land Trusts, business Trusts, or other organizations whether or not legal entities and governments and agencies and political subdivisions of them.

(j) “Real property” shall mean land, ownership or other rights or interests in land (including leasehold interests as lessee or lessor), and any buildings, structures, improvements and fixtures located on or used in connection with land and rights in land, or interests in it, but does not include mortgage loans or interests in it.

(k) “Total Operating Expenses” shall mean the aggregate expenses of every character paid or incurred by the Trust as determined under Generally Accepted Accounting Principles, including Advisor’s fees, but excluding: (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of the Trust’s Shares; (ii) interest payments; (iii) income taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees paid in compliance with NASAA guidelines; (vi) acquisition fees, acquisition expenses, real estate commissions on resale property and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans, or other property, (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

2. Duties of Advisor. Under the direction of the Board of Trustees of the Trust, the Advisor shall be responsible for all operations of the Trust, and shall carry out the terms of the Declaration of Trust, the provisions of the UPREIT Limited Partnership Agreement, and all public and private securities offerings by the Trust or UPREIT.

The Advisor’s management duties shall include, but are not limited to, the following:

(a) Providing office space and staff;

(b) Conducting the daily operations of the Trust;

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(c) Maintaining the Trust’s books and records;

(d) Preparing the Trust’s quarterly financial reports;

(e) Maintaining shareholder and Unitholders records;

(f) Preparing annual reports;

(g) Disbursing dividends and distributions;

(h) Preparing Trustee reports, as needed;

(i) Preparing notices of shareholder meetings and proxies;

(j) Advising Trustees in investment decisions.

The Advisor undertakes to use its best efforts to present to the Trust a continuing and suitable investment program consistent with the investment policies and objectives of the Trust, and, subject to the supervision of the Trustees: (a) to serve as the Trust’s investment Advisor, including recommending changes in the Trust’s investment policies when appropriate; (b) to originate, investigate and evaluate investment opportunities and recommend them to the Trustees; (c) to manage the Trust’s short-term investments, including the acquisition and sale of money market instruments in accordance with the Trust’s policies; (d) to administer the day-to-day operations of the Trust; (e) to investigate, select and conduct relations on behalf of the Trust with borrowers, lenders, mortgage loan originators, builders, developers and other individuals, corporations and entities in furtherance of the investment activities of the Trust; (f) to invest and reinvest any money of the Trust; (g) to obtain for the Trust such services as may be required for property management and other activities relating to the investment portfolio of the Trust; (h) to advise the Trust in connection with negotiations with investment banking firms, securities brokers or dealers or securities investors in connection with the public or private sale of securities of the Trust or UPREIT; (i) to provide personnel, office space and office equipment, or the use of it, necessary or advisable to carry out its function as the Advisor to the Trust; and (j) to make reports to the Trustees from time to time of its performance of the foregoing services.

The Advisor is not affiliated with any other public real estate programs. However, various investor programs may in the future be formed by the Advisor and its Affiliates to engage in businesses and invest in properties that may be competitive with the Trust. The Advisor will not form any future public program with investment objectives similar to the Trust until the Trust’s then-current securities offering has been concluded, and the Advisor will not purchase property for any other public investor program with investment objectives similar to the Trust until substantially all the funds of UPREIT have been fully invested or committed for investment. However, the Advisor may form future public or private investor programs that invest in similar properties on a leveraged, or mortgaged, basis; and such programs will not be deemed to have investment objectives similar to UPREIT or the Trust.

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In recommending investments or participations in them to the Trust, the Advisor will select from the available investment opportunities those that it believes consistent with the Trust’s investment objectives. The Advisor shall be free from any obligation to present to the Trust any particular investment opportunity which comes to the Advisor regardless of whether such opportunity is within the Trust’s investment policies; provided however, that the Advisor shall act on a basis which is fair and reasonable to the Trust and its shareholders in selecting from among the particular investment opportunities that come to the Advisor those investment opportunities which it presents to the Trust. In the event the Advisor or an Affiliate of the Advisor is presented with a potential investment which might be made by more than one investment entity which it advises or manages, the decision as to the suitability of the property for investment by a particular entity will be based upon a review of the investment portfolio of each entity and upon factors such as cash flow, the effect of the acquisition on diversification of each entity’s portfolio, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. To the extent that a particular property might be determined to be suitable for more than one public entity, priority will generally be given to the public entity having uninvested funds for the longest period of time. If a property is found to be inappropriate for any public entity, or, if no such public entity has funds available for investment, then it may be considered for private placement. If after completing a review and consideration of the above factors, the Advisor or an Affiliate of the Advisor designates a particular property (is) for private placement, then such private placement may proceed to consummation irrespective of whether a public entity thereafter raises equity funds that could be available for such investment. Nothing herein shall be deemed to diminish the Advisor’s overriding fiduciary obligation to the Trust or as a waiver of any right or remedy the Trust may have in the event of a breach by the Advisor of such obligation.

3. Services. The Advisor undertakes by this agreement to provide the requisite servicing of the Trust’s mortgage loans and real property investments. Such servicing functions may be performed directly by the Advisor or by others, but the Advisor shall, in any event, be responsible for the supervision of such servicing performed by others. The servicing functions shall include the review of appraisal reports and title opinions or reports from independent counsel for the Trust, the collection of all payments when due, the supervision of the payment of taxes, special assessments, fire and other insurance premiums and any other required payments, to the extent of funds collected, and the remission to the Trust of the balance. In the event of a default on an investment, the Advisor shall advise the Trust and supervise foreclosure or other remedies upon the direction of the Trustees.

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4. Compliance with REIT qualifications and the Declaration of Trust. Anything else in this agreement to the contrary notwithstanding, the Advisor shall refrain from any action which, in its sole judgment made in good faith, or in the judgment of the Trustees (of which the Advisor had notice), (i) would adversely affect the status of the Trust as a real estate investment Trust as defined and limited in Sections 856-858 of the Internal Revenue Code, as amended, and the regulations promulgated under it, or (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Trust or would otherwise not be permitted by the Declaration of Trust.

5. Records. The Advisor shall maintain appropriate books of account and records relating to services performed under this agreement, which books of account and records shall be accessible for inspection by the Trust at any time during ordinary business hours.

6. Bank accounts. The Advisor may establish and maintain one or more bank accounts in the Trust’s name, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Trust, under such terms and conditions as the Trustees may approve, and the Advisor shall from time to time render appropriate accounting of such collections and payments to the Trustees and to the auditors of the Trust.

7. Bond. The Advisor shall, upon request by the Trust, maintain such fidelity bond with a responsibility surety company and in such amount as may be required by the Trust from time to time, covering all officers and employees of the Advisor handling funds of the Trust and any investment documents or papers, which bond shall inure to the benefit of the Trust in respect of losses of any such property from acts of such officers and employees through theft, embezzlement, fraud, negligence in act, error, or omission or otherwise, the premium for the bond to be at the expense of the Trust.

8. Information furnished Advisor. The Trustees shall at all times keep the Advisor fully informed with regard to the investment policy of the Trust, the capitalization policy of the Trust, and generally their then current intentions as to the future of the Trust. In particular, the Trustees shall notify the Advisor promptly of their intention to sell or otherwise dispose of any of the Trust’s investments, or to make any new investment. The Trust shall furnish the Advisor with a copy of all financial statements, a signed copy of each report or opinion prepared by independent public accountants, and such other information with regard to its affairs as the Advisor may from time to time reasonably request.

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9. Trustees, officers and employees of the Advisor. Trustees, officers and employees of the Advisor or of affiliates of the Advisor may serve as Trustees, officers, agents, nominees or signatories for the Trust. When executing documents or otherwise acting in such capacities for the Trust, such persons shall use their respective titles in the Trust. Such persons who are officers or employees of the Advisor shall not receive compensation from the Trust for their services to the Trust in any such capacities, except that employees of affiliates of the Advisor who are Trustees may receive Trustee fees and travel expense reimbursements.

10. Compensation for management and advisory functions. The Trust shall pay to the Advisor as compensation for management and advisory services rendered to the Trust under this agreement, for each fiscal year, compensation as follows: 1% (one percent) of the Net Invested Assets of the Trust.

Said compensation shall be due within 15 days after the end of each month of a fiscal year in an amount equal to one-third (1/3) of the compensation calculation for the immediately preceding quarter. Compensation due shall be reconciled to compensation paid on a quarterly basis and any amounts overpaid or underpaid shall be due to the appropriate party within 15 days of the reconciliation.

All of the foregoing payments may be based on unaudited financial statements. The amount of advisory compensation payable under this agreement for any fiscal year shall be finally determined after the close of such fiscal year by independent accountants satisfactory to the Trust and the Advisor based on audited financial statements. Any payment by the Trust or repayment by the Advisor which shall be indicated to be necessary in accordance with them shall be made promptly after the completion of the audit.

11. Acquisition Fees: The Trust shall pay to the Advisor Acquisition Fees, for due diligence property review, a maximum fee as follows: 1.5% (one and one-half a percent) of the acquisition cost of a property. The fee shall be paid to the Advisor when the principal amount of the investment is disbursed by the Trust. However, if the principal amount of an investment is disbursed by the Trust in more than one installment, the Trust shall pay to the Advisor each time the Trust makes a disbursement of the principal amount of the investment the appropriate percentage of the amount of principal then disbursed. The Trust shall not pay acquisition fees on any properties acquired from the Advisor or an Affiliate.

12. Disposition Fees: The Trust shall pay to the Advisor a maximum Disposition Fee as follows: 1.5% (one and one-half percent) of the gross selling price of the property. Such a fee will not exceed what is the prevailing market rate at the time of the disposition and must be approved by a majority of independent trustees. Such a fee shall be paid to the Advisor when the principal amount is received by the Trust. However, if the principal amount of an investment is received by the Trust in more than one installment, the Trust shall pay to the Advisor each time the Trust receives a disbursement of the principal amount the appropriate percentage of the amount of principal then received.

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13. Compensation for additional services. The Trust shall pay to the Advisor a transaction fee for UPREIT transactions of, the lesser of $2,000.00 or 2% of the value of the Limited Partnership units issued in the transaction. The Trust shall also pay the Advisor a mortgage processing fee for processing the financing or refinancing of Trust property, in the amount of .25% (one quarter of one percent) of the new mortgage amount. In addition, and to the extent that the Advisor or any affiliate of the Advisor shall render any services for the Trust other than those required to be rendered by the Advisor pursuant to the provisions of this agreement, such additional services and activities will be compensated for separately on terms to be agreed upon between such party and the Trust from time to time.

14. Expense of the Advisor. Without regard to the amount of compensation received under this agreement by the Advisor, the Advisor shall bear the following expenses:

(a) employment expenses of the personnel employed by the Advisor (other than fees paid to the Trustees, officers and employees of the Trust who are not officers or employees of the Advisor, and reimbursement of expenses made to the Trustees, officers and employees of the Trust, and fees and reimbursements of expenses made to independent Advisors, independent contractors, mortgage servicers, consultants, managers and other agents employed by or on behalf of the Trust), including, but not limited to, salaries, wages, payroll taxes, and the cost of employee benefit plans and temporary help expenses; and

(b) rent, telephone, utilities, office furniture, equipment and machinery (including computers to the extent utilized) and other office expenses of the Advisor and the Trust.

15. Expenses of the Trust. Except as expressly otherwise provided in this agreement, the Trust shall pay all its expenses not assumed by the Advisor, and without limiting the generality of the foregoing it is specifically agreed that the following expenses of the Trust shall be paid by the Trust and shall not be paid by the Advisor:

(a) the cost of borrowed money;

(b) taxes on income, taxes and assessments on real property and other taxes applicable to the Trust;

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(c) legal, auditing, accounting, underwriting, brokerage, listing, registration (including all blue sky applications) and other fees, the printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the securities of the Trust;

(d) expenses connected with the acquisition, disposition and ownership of real property, mortgage loans or other property (including the cost of foreclosures, insurance premiums, legal services, architectural and engineering fees, mortgage taxes, appraisal and inspection fees, title and abstract expenses, brokerage, sale and leasing commissions, maintenance, repairs and improvements of property);

(e) fees and expenses paid to independent contractors, consultants, managers and other independent agents employed directly by the Trust in connection with the acquisition, operation, maintenance, protection and disposition of Trust properties, including but not limited to salaries, wages, payroll taxes, and cost of employee benefit plans and temporary help expenses;

(f) expenses of maintaining real property interests or other investment assets owned by the Trust;

(g) insurance as required by the Trust, including but not limited to Trustees’ and Officers’ liability insurance;

(h) expenses of organizing or terminating the Trust;

(i) expenses connected with payments of dividends or interest or distributions in cash or any other form made by the Trust to holders of securities of the Trust;

(j) all expenses connected with communications to holders of securities of the Trust and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to such holders and the cost of holding meetings of holders of the Trust’s securities.

(k) transfer agents’, registrars’, authenticating agents’, paying agents’, and indenture Trustees’ fees and charges;

(l) losses and provisions for them on disposition of assets;

(m) all provisions for depletion, depreciation and amortization;

(n) the cost of the fidelity bond or bonds obtained by the Advisor as required by this agreement;

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(o) the fees and expenses paid to Trustees, and appraisers, contractors, consultants, managers, officers, employees and others employed by or on behalf of the Trust;

(p) to the extent not paid by borrowers from the Trust, loan administration and mortgage and property servicing fees;

(q) the expenses of revising, amending, converting or modifying the Trust;

(r) legal, accounting and auditing fees; and

(s) the cost of any accounting, statistical, or bookkeeping equipment or computer software necessary for the maintenance of the books and records of the Trust.

16. Refund by Advisor. The total operating expenses of the Trust shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive if they exceed in any fiscal year the greater of 2% (two percent) of the Trust’s Average Invested Assets or 25% of its net income for such fiscal year. Within 120 days after the end of each fiscal year the Advisor will refund to the Trust the amount, if any, by which the operating expenses of the Trust during such fiscal year exceeded the lesser of (a) 2% (two percent) of the Trust’s Average Invested Assets for such fiscal year (or a proportionately lesser percentage with respect to a fiscal year of less than 12 months) or (ii) 25% of the Net Income of the Trust for such fiscal year; provided, however, that the Advisor shall not be obligated to refund an amount which exceeds the aggregate of the compensation payable to it under Sections 10, 11 and 12 for such fiscal year. Further, the Advisor shall not be obligated to refund to the Trust those operating expense which exceed the above limitations if the Independent Trustees shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year. Any such finding and the reasons in support thereof shall be reflected in the minutes of the meeting of the Trustees.

Within 60 days after the end of any fiscal quarter of the Trust for which total operating expenses (for the twelve (12) months then ended) exceeded 2% of Average Invested Assets or 25% of net income, whichever is greater, there shall be sent to the shareholders of the Trust a written disclosure of such fact, together with an explanation of the factors the Independent Trustees considered in arriving at the conclusion that such higher operating expenses were justified.

17. Origination and brokerage fees. Any remuneration or brokerage fees received and retained by the Advisor for services rendered in connection with the origination of a mortgage loan or real property investment acquired by the Trust shall be credited against compensation payable to the Advisor by the Trust pursuant to Sections 10 through 12 of this agreement.

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18. Term; termination of agreement.

(a) This agreement shall continue in force for a period of one year from the effective date and it may be extended from year to year by the affirmative vote of a majority of the Trustees who are not affiliates of the Advisor, as provided in the Declaration of Trust.

(b) Notwithstanding any other provision to the contrary, this agreement may be terminated for any reason upon 60 days’ written notice by the Advisor or upon like notice by the Trust, upon vote of a majority of the independent Trustees or upon vote of the holders of a majority of the outstanding shares of the Trust.

(c) This agreement shall not be assignable by the Advisor without the consent of the Trust or by the Trust without the consent of the Advisor, except in the case of assignment by the Trust to a corporation, Trust or other organization that is a successor to the Trust. Such successor shall be bound under this agreement and by the terms of said assignment in the same manner as the Trust is bound under this agreement.

(d) At the option solely of the Trustees this agreement shall be and become terminated immediately upon written notice of termination from the Trustees to the Advisor if any of the following events shall occur:

(i) If the Advisor shall violate any provision of this agreement, and after notice of such violation shall not cure such violation within thirty days; or

(ii) If the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or Trustee of the Advisor, or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against the Advisor for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of thirty days; or

(iii) If the Advisor shall institute proceedings for a voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver of itself or of all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally, as they become due.

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The Advisor agrees that if any of the events specified in subparagraphs (ii) and (iii) of this subsection (d) shall occur, it will give written notice of the fact to the Trustees within seven days after the occurrence of such event.

(e) From and after the effective date of termination of this agreement pursuant to subsections (a), (b), (c) or (d) of this section, the Advisor shall not be entitled to compensation for further services hereunder but shall be paid all compensation accruing to the date of termination. The Advisor shall be entitled to compensation under Sections 12 and 13 hereof for any acquisition or disposition approved by the Trustees prior to such termination without regard to whether any portion of the principal amount of such investment was disbursed or received prior to such termination, provided, however, that the Advisor shall be entitled to compensation under this Subsection (e) only for acquisitions or dispositions that are consummated.

Upon termination the Advisor shall:

(i) pay over to the Trust all moneys collected and held for the account of the Trust pursuant to this agreement, after deducting any compensation then payable and reimbursement of its expenses to which it is then entitled;

(ii) as soon as possible deliver to the Trustees a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Trustees; and

(iii) deliver to the Trustees all property and documents of the Trust then in the custody of the Advisor.

19. Miscellaneous. (a) The Advisor assumes no responsibility under this agreement other than to render the services called for under it in good faith, and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendations of the Advisor. None of the Advisor, its policyholders, Trustees, officers or employees shall be liable to the Trust, the Trustees, the holders of securities of the Trust except by reason of acts constituting bad faith, negligence, misconduct, or not having acted in good faith in the reasonable belief that their actions were in the best interest of the Trust.

(b) The Trust and the Advisor are not partners or joint venturers with each other and nothing in this agreement shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them. The Advisor shall perform its duties under this agreement as an independent contractor and not as an agent of the Trust or the Trustees.

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(c) Any notice, report or other communication required or permitted to be given under this agreement shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses of the parties to this agreement:

The Trustees and/or the Trust:

Chairman of the Board of Trustees
Dakota Real Estate Investment Trust
3003 32nd Avenue South
Suite 250
Fargo, North Dakota 58103

The Advisor:

Chief Executive Officer
Dakota REIT Management, LLC
3003 32nd Avenue South
Suite 250
Fargo, North Dakota 58103

Either party may at any time give notice in writing to the other party of a change of its address for the purpose of this subsection (c).

(d) This agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties to this agreement, or their respective successors or assigns, or otherwise as provided in this agreement.

(e) The section headings of this agreement have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this agreement.

(f) The provisions of this agreement shall be construed and interpreted in accordance with the law of the State of North Dakota.

20. This agreement shall be effective on October 25, 2022, and shall supersede all prior Advisory Management Agreements between the Advisor and the Trust.

In witness, the parties have executed this Agreement as of the day and year first written above.

DAKOTA REAL ESTATE INVESTMENT TRUST

By	/s/ Jon Otterstatter
Its	Chairman

DAKOTA REIT MANAGEMENT, LLC

By	/s/ George Gaukler
Its:	President

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